Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-19141) pertaining to the Dendrite 401(k) Plan of our report dated October 25, 2005, with respect to the financial statements and schedule of the Dendrite 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ BDO Seidman, LLP

Woodbridge, New Jersey
October 31, 2005